Exhibit 99.1

      EDO Reports 52 Percent Revenue Increase in Second Quarter

    NEW YORK--(BUSINESS WIRE)--Aug. 6, 2003--EDO Corporation (NYSE:
EDO) recorded revenue of $111.7 million for the second quarter ended June 28, 2003, up $38.0 million or 51.6 percent from the $73.7 million recorded in the second quarter of 2002. The company recorded a net loss for the quarter of $0.2 million, or ($0.01) per share, versus net earnings of $3.1 million, or $0.18 per diluted share, in the second quarter of 2002.
    As previously disclosed, second quarter 2003 results included a pre-tax charge of $9.2 million related to the sale of property in Deer Park, N.Y. Other unusual pre-tax charges included non-cash compensation expense of $0.3 million and acquisition-related charges of $0.2 million. These charges were partially offset by an after-tax, non-cash gain from discontinued operations of $1.4 million. Excluding these unusual items, pro forma net earnings were $3.9 million, or $0.22 per share.
    "We took a number of decisive steps this quarter that further our growth strategy," said Chief Executive Officer James M. Smith. "Our acquisition of Emblem Group Ltd in the U.K. reinforces EDO's position as the global leader in aircraft armament-release systems. Operationally, we continue to make solid progress integrating our recent Darlington and AERA acquisitions, including the previously announced consolidation of our professional services units that will be completed this year. Another major step in implementing our company-wide facilities plan took place with the sale of our Deer Park plant. All of these initiatives should contribute to future financial progress."
    For the six-month period ended June 28, 2003, revenue was $206.1 million, up $65.5 million or 46.6 percent from the $140.6 million recorded in the first half of 2002. Net earnings for the first half of 2003 were $2.8 million, or $0.16 per diluted share, versus $2.5 million, or $0.15 per diluted share, in the same period last year.

    Non-GAAP Financial Measures

    In addition to the financial results contained on the attached statements of earnings, which are presented according to Generally Accepted Accounting Principles, or GAAP, we are providing pro forma earnings and adjusted EBITDA. Management believes that such adjustments to earnings will help investors understand the underlying trends in the business, and give a clearer picture of the financial condition and results of operations.
    As described above, pro forma earnings for the second quarter of 2003 were $3.9 million, or $0.22 per diluted share, versus $3.1 million, or $0.18 per diluted share, in the second quarter of 2002. For the year-to-date, pro forma earnings were $7.0 million, or $0.40 per diluted share, in the first half of 2003, versus $5.9 million, or $0.34 per diluted share, in the first half of 2002. Pro forma adjustments in the first half of 2003 represent the unusual items described above, plus a first quarter 2003 pre-tax charge of $0.2 million related to the acquisition of the assets of Condor Systems. For the first half of 2002, pro forma adjustments exclude the after-tax $3.4 million cumulative effect of a change in accounting principle.
    EBITDA was $3.5 million for the second quarter of 2003, down from $9.2 million in the second quarter of 2002. For the year-to-date, EBITDA was $14.6 million in 2003, versus $16.5 million in 2002. Adjusting for the pro forma items, as well as ESOP compensation and pension expense, EBITDA was $15.0 million in the second quarter of 2003, up 31.2 percent from $11.4 million in the prior year. For the year-to-date, EBITDA, as adjusted, was $27.9 million, up 34.5 percent from $20.8 million in 2002. EBITDA, as adjusted, is a generally accepted metric employed by our industry. Adjustments are identified on the attached reconciliation schedule.

    Acquisitions

    During the second quarter, EDO acquired Emblem Group Ltd, a privately held company based in Brighton, England. The company was acquired for cash of GBP 15.25 million ($25.6 million), which included payment of acquired debt of GBP 2.0 million ($3.3 million). Emblem had revenues in 2002 of GBP 15.0 million (approximately $25.2 million).
    Emblem will be included in EDO's Defense segment. It has two primary operating subsidiaries in the U.K., EDO MBM Technology Ltd, which produces aircraft weapons-carriage and -interfacing systems and military-computer products, and EDO Aerotech Ltd, which supplies components for commercial-airline entertainment systems. Emblem's US subsidiary is currently being integrated into EDO MTech.

    Backlog

    The total funded backlog of unfilled orders at June 28, 2003 increased to a record $447.4 million from $433.5 million at March 29, 2003. As an indicator of future revenue expectations, this is a coverage level of approximately 96 percent of estimated 2003 sales, up from a 93 percent coverage level at the same time last year. The increase from March 29 is due to the Emblem acquisition, but does not include Emblem's recent award, as part of the winning team for the U.K. Precision Guided Bomb program. That award is expected to add approximately $12 to $14 million. Backlog also does not include unfunded options in current contracts that have not yet been exercised by customers. Unfunded options total approximately $485 million.

    Organic Revenue Growth

    Excluding the impact of acquisitions since the second quarter of 2002, year-to-date revenues are comparable to last year. However, 2002 benefited from the full-scale production of the Universal Exciter Upgrade program, which is now nearing completion and generating significantly less revenue. Thus, organic growth in 2003 has all but offset the revenue decline resulting from completion of the UEU program. Excluding UEU revenue from both years and thus fully reflecting the remaining operations, organic revenue growth was approximately 9.6 percent in the second quarter of 2003, and approximately 13.0 percent for the six-month period. Given the current contract base and internal projections, the company believes that organic revenue growth of seven to nine percent is sustainable.

    Margins

    Gross margins have improved in 2003 for both the second quarter and year-to-date. For the quarter, the gross profit margin was 29.1 percent of revenue, versus 23.8 percent in the prior year. For the year-to-date, the gross profit margin was 27.7 percent of revenue, versus 24.0 percent in the prior year. This improvement was due to a number of factors, including a higher percentage of service revenues, as well as reduced ESOP compensation expense.
    Pro forma operating margins declined to 7.9 percent of revenue in the second quarter, versus 9.3 percent in the prior year. For the year-to-date, the pro forma operating margin was 7.9 percent of revenue, versus 8.2 percent in the prior year. Reasons for the decrease in this ratio include: increased amortization of intangible assets of approximately $1 million per quarter associated with the acquisition of Condor assets, AERA, and Darlington; lower margins - as anticipated - while working off the acquired backlog at the Condor units; and an inventory write down of $0.7 million in the Engineered Materials segment.
    For the second quarter, EBITDA, as adjusted, was 13.4 percent of revenue in 2003, versus 15.5 percent in the prior year. For the year-to-date, EBITDA, as adjusted, was 13.6 percent of revenue in 2003, versus 14.8 percent in the prior year. As the company proceeds with the integration of newly acquired operations, EBITDA, as adjusted, is expected to return to the historical range of 14 to 15 percent of revenue.

    Revenue Guidance

    The following statement is based on current expectations. This statement is forward-looking, and actual results may differ materially.
    EDO currently estimates that revenue for the full year 2003, excluding any additional acquisitions, will be in the range of $460 to $470 million, compared to $328.9 million in 2002. This is consistent with the revised revenue guidance provided in the announcement of the Emblem Group Ltd acquisition.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. ET on August 6 to review these results in more detail. A live webcast of the conference call will be available at www.EDOcorp.com. For those who cannot listen to the live broadcast, a replay of the call will be available on the corporate site. There will also be a telephone replay of the call available through August 12. To listen to the telephone replay, dial 1-800-633-8284 (outside the U.S. dial 1-402-977-9140), and enter reservation #21154796.

    About EDO Corporation

    EDO Corporation provides military products and professional services to the United States and allied governments, and their prime defense contractors. EDO focuses on systems and subsystems that are integral to the success of long-term military platforms, such as the F/A-22, the Joint Strike Fighter, and the Comanche Helicopter. Examples of the company's highly engineered products include aircraft weapon-release systems, ship and aircraft self-protect systems, and high-performance composite structures. The company also has a number of commercial product lines. A disciplined acquisition program is diversifying the base of major platforms and customers. EDO is at the core of the transformation to a lighter, faster, and smarter national defense capability.
    EDO (www.EDOcorp.com) was founded in 1925, and is headquartered in New York City. The company had revenues last year of $329 million, and employs more than 2,800 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue from acquisitions and contract awards, as well as annual revenue expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.




                   EDO Corporation and Subsidiaries
             Condensed Consolidated Statements of Earnings
                ($000's omitted, except per share data)

                           Three months ended       Six months ended
                           June 28,   June 29,     June 28,   June 29,
                             2003       2002         2003       2002
                           ---------  --------    ---------  ---------
                                (unaudited)            (unaudited)

Net sales                  $111,736   $73,719     $206,113   $140,628

Costs and expenses:
 Cost of sales               79,190    56,139      149,020    106,846
 Selling, general and
  administrative             21,493     8,619       36,700     18,341
 Research and development     2,498     2,096        4,488      3,861
 Acquisition-related costs      215         -          420          -
 Impairment loss on assets
  held for sale               9,160         -        9,160          -
                           ---------  --------    ---------  ---------
                            112,556    66,854      199,788    129,048

                           ---------  --------    ---------  ---------
Operating (loss) earnings      (820)    6,865        6,325     11,580

Non-operating income (expense):
 Interest income                165       564          400        772
 Interest expense            (2,247)   (2,079)      (4,474)    (2,125)
 Other, net                      95       (47)         128          6
                           ---------  --------    ---------  ---------
Interest & other             (1,987)   (1,562)      (3,946)    (1,347)

                           ---------  --------    ---------  ---------
(Loss) earnings from
 continuing operations before
 income taxes, discontinued
 operations, and cumulative
 effect of a change in
 accounting principle        (2,807)    5,303        2,379     10,233

Income tax benefit (expense)  1,181    (2,229)      (1,023)    (4,349)
                           ---------  --------    ---------  ---------
(Loss) earnings from
 continuing operations before
 discontinued operations and
 cumulative effect of a
 change in accounting
 principle                   (1,626)    3,074        1,356      5,884

Earnings from discontinued
 operations, net of tax       1,398         -        1,398          -
Cumulative effect of a change
 in accounting principle, net
 of tax                           -         -            -     (3,363)
                           ---------  --------    ---------  ---------
Net (loss) earnings           $(228)   $3,074       $2,754     $2,521
                           =========  ========    =========  =========

(Loss) earnings per common
 share:
  Basic:
   Continuing operations     $(0.09)    $0.18        $0.08      $0.35
   Discontinued operations     0.08         -         0.08          -
   Cumulative effect of a
    change in accounting
    principle                     -         -            -      (0.20)
                           ---------  --------    ---------  ---------
  Net basic (loss) earnings
   per common share          $(0.01)    $0.18        $0.16      $0.15
                           =========  ========    =========  =========

Diluted: (a)
 Continuing operations       $(0.09)    $0.18        $0.08      $0.34
 Discontinued operations       0.08         -         0.08          -
 Cumulative effect of a
  change in accounting
  principle                       -         -            -      (0.19)
                           ---------  --------    ---------  ---------
Net diluted (loss) earnings
 per common share            $(0.01)    $0.18        $0.16      $0.15
                           =========  ========    =========  =========

Weighted average shares
 outstanding
  Basic                      17,276    17,057       17,253     17,015
                           =========  ========    =========  =========
  Diluted (a)                17,276    17,386       17,493     17,343
                           =========  ========    =========  =========

Backlog of unfilled orders                        $447,417   $305,877
                                                  =========  =========


    (a) Assumes exercise of dilutive stock options. The 5.25%
Convertible Subordinated Notes were not dilutive.



                   EDO Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets
                           ($000's omitted)

                                            June 28,         Dec. 31,
                                              2003             2002
                                         -----------------------------
                                           (unaudited)
Assets

Current Assets:
Cash and cash equivalents                    $60,241         $132,320
Restricted cash                                  194           27,347
Marketable securities                            215              193
Accounts receivable, net                     117,512          100,594
Inventories                                   37,289           32,406
Assets held for sale                          26,892                -
Deferred income tax asset, net                 3,222            3,222
Prepayments & other                            5,133            3,133
                                         -----------------------------
             Total Current Assets            250,698          299,215

Property, plant and equipment, net            32,763           64,472
Notes receivable                               2,453            2,556
Goodwill                                     108,265           61,352
Other intangible assets                       45,188           11,867
Deferred income tax asset, net                23,256           20,439
Other assets                                  20,973           21,673
                                         -----------------------------
Total Assets                                $483,596         $481,574
                                         =============================

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities     $81,699          $74,556
Contract advances and deposits                10,760           20,277
                                         -----------------------------
          Total Current Liabilities           92,459           94,833

Long-term debt                               137,800          137,800
Post-retirement benefits obligations          79,301           78,643
Environmental obligation                       2,015            2,025
Shareholders' equity                         172,021          168,273

                                         -----------------------------
Total Liabilities & Shareholders' Equity    $483,596         $481,574
                                         =============================




                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)

                      Three months ended            Six months ended
                      June 28,   June 29,          June 28,   June 29,
                        2003       2002              2003       2002
                      -------------------          -------------------
                          (unaudited)                  (unaudited)
Net sales:
 Defense               $86,925    $54,129          $156,943  $103,359
 Communications and
  Space Products        13,323     10,199            27,703    19,116
 Engineered Materials   11,488      9,391            21,467    18,153
                      -------------------          -------------------
                      $111,736    $73,719          $206,113  $140,628
                      ===================          ===================

Operating (loss)
 earnings:
  Defense (1)           $7,364     $6,474           $12,739   $12,466
  Communications and
   Space Products          827       (209)            2,051    (2,033)
  Engineered Materials     149        600               695     1,147
  Impairment loss on
   assets held for sale (9,160)         -            (9,160)        -
                      -------------------          -------------------
                          (820)     6,865             6,325    11,580

Net interest expense    (2,082)    (1,515)           (4,074)   (1,353)
Other, net                  95        (47)              128         6
                      -------------------           ------------------

(Loss) earnings from
 continuing operations
 before income taxes,
 discontinued operations
 and the cumulative
 effect of a change in
 accounting principle  $(2,807)    $5,303            $2,379   $10,233
                      ===================           ==================

(1) Acquisition-related
 costs included above.     215          -               420         -




                   EDO Corporation and Subsidiaries
            Reconciliation from GAAP to Pro Forma Earnings
                ($000's omitted, except per share data)
   (Before Discontinued Operations in 2003 and Cumulative Effect of
                Change in Accounting Principle in 2002)

                       Three months ended          Six months ended
                      June 28,    June 29,        June 28,    June 29,
                       2003        2002            2003        2002
                      --------    --------        --------    --------
                          (unaudited)                 (unaudited)

(Loss) earnings from
 continuing operations
 before income taxes  $(2,807)     $5,303          $2,379     $10,233

Impairment loss on
 assets held for sale   9,160           -           9,160           -
Acquisition-related
 costs                    215           -             420           -
Compensation expense
 re: accelerated
 options                  292           -             292           -
                      --------     -------         -------    --------
Pro forma earnings
 before income taxes    6,860       5,303          12,251      10,233
Income tax expense     (2,977)     (2,229)         (5,268)     (4,349)
                      --------     -------         --------   --------
Pro forma net
 earnings              $3,883      $3,074          $6,983      $5,884
                      --------     -------         --------   --------

Diluted shares
 outstanding           17,515      17,386          17,493      17,343

Pro forma diluted
 earnings per share     $0.22       $0.18           $0.40       $0.34
                      ========     =======         ========   ========

                         Calculation of EBITDA

                           Three months ended      Six months ended
                          June 28,   June 29,     June 28,    June 29,
                           2003       2002         2003        2002
                          --------   --------     --------    --------
                              (unaudited)             (unaudited)

(Loss) earnings from
 continuing operations
 before income taxes      $(2,807)     $5,303      $2,379     $10,233

Interest expense            2,247       2,079       4,474       2,125
Interest income              (165)       (564)       (400)       (772)
                          --------     -------     -------    --------
Net interest expense        2,082       1,515       4,074       1,353

Depreciation                3,103       2,302       5,998       4,750
Amortization                1,165          71       2,105         120
                          --------     -------     -------    --------
Total depreciation &
 amortization               4,268       2,373       8,103       4,870

                          --------     -------     -------    --------
EBITDA                      3,543       9,191      14,556      16,456

Impairment loss on assets
 held for sale              9,160           -       9,160           -
Acquisition-related
 costs                        215           -         420           -
Compensation expense
 re: accelerated options      292           -         292           -
ESOP compensation expense     744       1,210       1,510       2,315
Pension expense             1,000       1,000       2,000       2,000
                          --------     -------     -------    --------
EBITDA, as adjusted       $14,954     $11,401     $27,938     $20,771

Diluted shares
 outstanding               17,515      17,386      17,493      17,343

EBITDA, as adjusted,
 per share                  $0.85       $0.66       $1.60       $1.20
                          ========     =======     =======    ========




                   EDO Corporation and Subsidiaries
                        GUIDANCE DATA ESTIMATES

                                                  Fiscal 2003
                                          ---------------------------

Revenue range                              $460 million - $470 million

Pension costs                                       $4 million

Current-year Condor acquisition-related charge       $800,000

Effective operating tax rate                       42.5% - 43.0%

EBITDA, as adjusted, margin range                  13.0% - 14.0%

ESOP shares issued per quarter                         42,376

Average shares outstanding
 (excluding Note conversion(a))                     17.6 million

(a) "If-converted method" (FAS 128) to determine diluted EPS:
(Using the first quarter's representative numbers)
- Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.
- Quarterly interest on Notes reduced Net Earnings by $1,030,916.
The decision point for the dilution test was $1,030,916/4,408,189, or
 $0.2339 per share.
Since EPS was otherwise less than $0.2339, the impact of the Notes was not dilutive, thus conversion of the Notes was not assumed in calculating diluted EPS this quarter.


    This table contains estimates based on management's current expectations. This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com